Exhibit 10o
Brush Engineered Materials Inc. and Subsidiaries
Long-Term Incentive Plan (LTIP)
Performance Period January 1, 2008
through December 31, 2010
I.	Introduction
The Long-Term Incentive Plan (LTIP) provides incentive compensation to eligible employees based primarily on financial performance over multi-year periods.
II.	Definitions
Performance Period: January 1, 2008 through December 31, 2010
Business Unit Performance: The Plan has designated the following Business Units for the Performance Period:
Corporate
Alloy/Utah
Be Products
TMI
WAM
Each business unit has defined financial measures which have been approved by the Compensation Committee of the Board of Directors. These measures are expressed as a threshold, target and maximum.
Base Compensation: The participant’s annual base salary in effect at the start of the Performance Period.
III.	Participation
Participants include only those individuals who are approved by the Compensation Committee of the Board to participate.
Following the beginning of the Performance Period, new hires or individuals who are promoted with significant additional responsibilities prior to July 1, 2008, may be eligible for participation. Such participation must be confirmed by the Compensation Committee of the Board. The eligibility of employees hired after June 30, 2008, will not be considered until the subsequent Performance Period.

Participants must be employed on the last day of the Performance Period in order to be eligible for an award. If a participant retires under a Company pension plan, any award will be prorated based on time employed during the Performance Period but only if the participant worked at least one-half of the Performance Period.
Should a participant die or become permanently disabled or should there occur a Parent Company Change in Control, the participant (or their spouse or estate) shall receive full payment of the award for the entire Performance Period at the Target level.
IV.	Performance Award Opportunity
The Compensation Committee of the Board of Directors will establish Threshold, Target and Maximum financial target levels for each corporate and business unit.
The award opportunity for each eligible participant will be approved by either the Compensation Committee or Senior Management.
For the entire Performance Period 2008 through 2010, the target opportunity will be a single (1x) opportunity for Corporate and all business units.
Awards will commence once the Threshold level has been attained. 25% of the opportunity will be awarded at the Threshold level, 100% of the opportunity will be awarded at Target and 150% will be awarded at Maximum. Award amounts for levels of achievement between Threshold and Target and between Target and Maximum will be prorated according to the approved target schedule.
As a “circuit breaker” feature, the plan can pay at the 25% Threshold level if the Corporate Threshold financial target is not met, due to macro-economic circumstances, but only if the Company’s stock performance falls within the top quartile of the Russell 2000 over the performance period. The top quartile performance will be measured by comparing the change of the average daily closing price of 2007 to the average daily closing price of 2010 of both the company and the Russell 2000.
LTIP targets have been established on the basis of cumulative operating profit. The targets are attached hereto as Exhibit A.
Awards will be prorated for transfers between business units and/or corporate during the Performance Period, assuming grade level remains the same. Such proration will be determined by the length of service in each unit during the Performance Period.

V.	Payment
The intent of this Plan is to have payment in a form of Company stock (i.e., performance restricted shares). Payment will be made no later than March 15, 2011.
VI.	General Provisions
The Board of Directors, through its Compensation Committee, shall have final and conclusive authority for interpretation, application and possible modification of this Plan or its established targets. The Board of Directors reserves the right to amend or terminate the Plan at any time.
This plan is not a contract of employment.